Exhibit 99.1

For Immediate Release

July 30, 2014

Microsoft adds new board member

John W. Stanton, wireless industry pioneer and chairman of Trilogy Equity Partners, to join board.

REDMOND, Wash. — July 30, 2014 — Microsoft Corp. on Wednesday announced that John W. Stanton, a pioneer and innovator in the U.S. and global wireless industry, has been appointed to the company’s board of directors, increasing the board’s size to 11 members.

“John brings extraordinary experience in the mobile communications industry and deep business acumen, and we are delighted that he is joining Microsoft’s board of directors,” said John W. Thompson, Microsoft chairman.

Stanton currently serves as chairman of Trilogy Equity Partners, a private equity fund that invests in early-stage growth opportunities in the wireless ecosystem, and Trilogy International Partners, a wireless operator in Central and South America and New Zealand.

“John’s insights into mobility around the globe and his expertise in working with organizations as CEO and as a board member will be invaluable as we transform Microsoft for growth and leadership in the mobile-first, cloud-first world,” said Microsoft chief executive officer Satya Nadella.

Stanton led four of the top wireless operators in the United States over the past three decades, and operated wireless networks in Europe, Africa, Central and South America, and New Zealand. During the 1980s, he served as chief operating officer and vice chairman of McCaw Cellular. From 1992 to 2005, he served as chairman and chief executive officer of Western Wireless Corp. Between 1995 and 2003, he served as chairman and chief executive officer of VoiceStream Wireless, which was acquired by Deutsche Telekom and subsequently renamed T-Mobile USA. He also served as director and later chairman of Clearwire Corp. from 2008 to 2013.

“I’m happy to be joining Microsoft at such a pivotal moment in the company’s history,” Stanton said. “I know firsthand what an indispensable role Microsoft plays in the technology industry, in the lives of countless people around the world, and in the Puget Sound region, so I’m excited to have the opportunity to help shape Microsoft’s future.”

Stanton is active in civic and community activities serving the Puget Sound community. He has chaired or co-chaired the Business Partnership for Early Learning, the United Way of King County campaign, the Washington Roundtable, and the Regional Transportation Commission. He presently serves as chairman of Year Up of Puget Sound, a trustee of Whitman College, and a director of the Seattle Foundation.

In addition to the Microsoft board, Stanton serves as a director of Columbia Sportswear Co. Stanton graduated from Whitman College and received his MBA from Harvard Business School. He lives in the Bellevue, Wash., area with his wife Theresa Gillespie and has two sons.

Stanton will join the Compensation Committee of the Microsoft board.

In addition to Stanton, Microsoft’s board of directors consists of John W. Thompson, Microsoft chairman and chief executive officer of Virtual Instruments; Steve Ballmer, former chief executive officer of Microsoft; Dina Dublon, former chief financial officer of JPMorgan Chase; Bill Gates, Microsoft founder and technology advisor; Maria M. Klawe, president, Harvey Mudd College; David F. Marquardt, general partner at August Capital; G. Mason Morfit, president, ValueAct Capital; Satya Nadella, Microsoft chief executive officer; Charles H. Noski, former vice chairman of Bank of America Corp.; and Dr. Helmut Panke, former chairman of the board of management at BMW AG.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services, devices and solutions that help people and businesses realize their full potential.

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